EXHIBIT 10.1

Time Warner Inc. 2010 Stock Incentive Plan

RSU Director Agreement, Version 2 (10RUDIR2)

For Use from April 2012

Restricted Stock Units Agreement

General Terms and Conditions

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the restricted stock units (the “RSUs”) provided for herein to the Non-Employee Director pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

a)	“Disability” means medical or health reasons that render the Non-Employee Director unable to continue to serve as a member of the Board.

b)	“Notice” means (i) the Notice of Grant of Restricted Stock Units that accompanies this Agreement, if this Agreement is delivered to the Non-Employee Director in “hard copy,” and (ii) the screen of the website for the stock plan administration with the heading “Vesting Schedule and Details,” which contains the details of the grant governed by this Agreement, if this Agreement is delivered electronically to the Non-Employee Director.

c)	“Non-Employee Director” means an individual who is a member of the Board of Directors of the Company who, as of the close of business on the date of the annual meeting of stockholders of the Company, is not an employee of the Company or any subsidiary of the Company, and shall have the same meaning as may be assigned to the terms “Holder” or “Participant” in the Plan. For the purposes hereof, a “subsidiary” of the Company shall mean any corporation, partnership or other entity in which the Company owns, directly or indirectly, an equity interest of 50% or more.

d)	“Plan” means the equity plan maintained by the Company that is specified in the Notice, which equity plan has been provided to the Non-Employee Director separately and forms a part of this Agreement, as such plan may be amended, supplemented or modified from time to time.

e)	“Retirement” means (i) ceasing to be a director of the Company by reason of mandatory retirement pursuant to any policy or plan of the Company applicable to Non-Employee Directors or (ii) ceasing to be a director of the Company following either (x) completion of at least five years of service as a director, in the aggregate or (y) having served as a director of the Company for at least five consecutive annual meetings of stockholders of the Company.

f)	“Shares” means shares of Common Stock of the Company.

g)	“Termination of Service due to Election Results” means ceasing to serve as a director of the Company because either (i) having been nominated for reelection, the Non-Employee Director is not re-elected by the stockholders of the Company to serve as a member of the Board or (ii) having been re-elected by fewer than a majority “for” votes of the votes cast by the stockholders at a stockholders’ meeting in an uncontested election of director, the Non-Employee Director’s offer to resign is accepted by the Board.

h)	“Vesting Date” means the vesting date set forth in the Notice.

2.	Grant of Restricted Stock Units. The Company hereby grants to the Non-Employee Director (the “Award”), on the terms and conditions hereinafter set forth, the number of RSUs set forth on the Notice. Each RSU represents the unfunded, unsecured right of the Non-Employee Director to receive a Share on the date(s) specified herein. RSUs do not constitute issued and outstanding shares of Common Stock for any corporate purposes and do not confer on the Non-Employee Director any right to vote on matters that are submitted to a vote of holders of Shares.

3.	Dividend Equivalents and Retained Distributions. If on any date while RSUs are outstanding hereunder the Company shall pay any regular cash dividend on the Shares, the Non-Employee Director shall be paid, for each RSU held by the Non-Employee Director on the record date, an amount of cash equal to the dividend paid on a Share (the “Dividend Equivalents”) at the time that such dividends are paid to holders of Shares. If on any date while RSUs are outstanding hereunder the Company shall pay any dividend other than a regular cash dividend or make any other distribution on the Shares, the Non-Employee Director shall be credited with a bookkeeping entry equivalent to such dividend or distribution for each RSU held by the Non-Employee Director on the record date for such dividend or distribution, but the Company shall retain custody of all such dividends and distributions unless the Board has in its sole discretion determined that an amount equivalent to such dividend or distribution shall be paid currently to the Non-Employee Director (the “Retained Distributions”); provided, however, that if the Retained Distribution relates to a dividend paid in Shares, the Non-Employee Director shall receive an additional amount of RSUs equal to the product of (I) the aggregate number of RSUs held by the Non-Employee Director pursuant to this Agreement through the related dividend record date, multiplied by (II) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Retained Distributions will not bear interest and will be subject to the same restrictions as the RSUs to which they relate. Notwithstanding anything else contained in this paragraph 3, no payment of Dividend Equivalents or Retained Distributions shall occur before the first date on which a payment could be made without subjecting the Non-Employee Director to tax under the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

4.	Vesting and Delivery of Vested Securities.

a)	Subject to the terms and provisions of the Plan and this Agreement, no later than 60 days after the Vesting Date with respect to the Award, the Company shall issue or transfer to the Non-Employee Director the number of Shares corresponding to such Vesting Date and the Retained Distributions, if any, covered by the Award. Except as otherwise provided in paragraphs 5, 6 and 7, the vesting of such RSUs and any Retained Distributions relating thereto shall occur only if the Non-Employee Director has continued to serve as a director of the Company on the Vesting Date and has continuously so served since the Date of Grant (as defined in the Notice).

b)	RSUs Extinguished. Upon each issuance or transfer of Shares in accordance with this Agreement, a number of RSUs equal to the number of Shares issued or transferred to the Non-Employee Director shall be extinguished and such number of RSUs will not be considered to be held by the Non-Employee Director for any purpose.

c)	Final Issuance. Upon the final issuance or transfer of Shares and Retained Distributions, if any, to the Non-Employee Director pursuant to this Agreement, in lieu of any fractional Share, the Non-Employee Director shall receive a cash payment equal to the Fair Market Value of such fractional Share.

d)	Section 409A. Notwithstanding anything else contained in this Agreement, no Shares shall be issued or transferred to a Non-Employee Director before the first date on which a payment could be made without subjecting the Non-Employee Director to tax under the provisions of Section 409A of the Code.

5.	Termination of Service as a Director.

a)         If the Non-Employee Director’s service as a director of the Company is terminated by the Non-Employee Director for any reason other than those described in clauses (b) and (c) below prior to the Vesting Date, then the RSUs covered by the Award and all Retained Distributions relating thereto shall be completely forfeited on the date of any such termination of service.

b)         If the Non-Employee Director’s service as a director of the Company terminates prior to the Vesting Date (i) as a result of his or her death or Disability, (ii) as a result of his or her Retirement or (iii) as a result of a Termination of Service Due to Election Results, then the RSUs and all Retained Distributions relating thereto shall fully vest on the date of any such termination and Shares subject to the RSUs shall be issued or transferred to the Non-Employee Director as soon as practicable, but no later than 90 days, following such termination of service as a director.

c)         The RSUs and all Retained Distributions relating thereto shall vest in the event a Non-Employee Director (a “withdrawing Non-Employee Director”) terminates his or her service as a member of the Board (i) for reasons of personal or financial hardship; (ii) to serve in any governmental, diplomatic or any other public service position or capacity; (iii) to avoid or protect against a conflict of interest of any kind; (iv) on the advice of legal counsel; or (v) on a case by case basis in the discretion of the Board, for any other extraordinary circumstance that the Board determines to be comparable to the foregoing; provided that the payment of the Shares shall not occur before the first date on which a payment could be made without subjecting the Non-Employee Director to tax under the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The withdrawing Non-Employee Director shall abstain from participating in any determination made by the Board with respect to any matter relating to the foregoing.

d)         In the event the Non-Employee Director ceases to serve as a director of the Company, the Non-Employee Director shall have no claim against the Company with respect to the RSUs and related Retained Distributions, if any, other than as set forth in this paragraph 5, the provisions of this paragraph 5 being the sole remedy of the Non-Employee Director with respect thereto.

6.	Acceleration of Vesting Date. In the event a Change in Control, subject to paragraph 7, has occurred, to the extent that any such occurrence also constitutes a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code (a “409A Change of Control Event”), (A) the Award will vest in full upon the occurrence of a Change in Control and (B) Shares subject to the RSUs shall be issued or transferred to the Non-Employee Director, as soon as practicable, but in no event later than 60 days following such Change in Control, along with any Retained Distributions related thereto; provided, however, that notwithstanding the foregoing, to the extent that any such occurrence does not constitute a 409A Change of Control Event, the RSUs shall vest as described under this paragraph 6, but the issuance of Shares shall be made at the times otherwise provided hereunder as if no Change of Control had occurred.

7.	Limitation on Acceleration. Notwithstanding any provision to the contrary in the Plan or this Agreement, if the Payment (as hereinafter defined) due to the Non-Employee Director hereunder as a result of the acceleration of vesting of the RSUs pursuant to paragraph 6 of this Agreement, either alone or together with all other Payments received or to be received by the Non-Employee Director from the Company or any of its Affiliates (collectively, the “Aggregate Payments”), or any portion thereof, would be subject to the excise tax imposed by Section 4999 of the Code (or any successor thereto), the following provisions shall apply:

a)	If the net amount that would be retained by the Non-Employee Director after all taxes on the Aggregate Payments are paid would be greater than the net amount that would be retained by the Non-Employee Director after all taxes are paid if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, the Non-Employee Director shall be entitled to receive the Aggregate Payments.

b)	If, however, the net amount that would be retained by the Non-Employee Director after all taxes were paid would be greater if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, the Aggregate Payments to which the Non-Employee Director is entitled shall be reduced to such largest amount.

The term “Payment” shall mean any transfer of property within the meaning of Section 280G of the Code.

The determination of whether any reduction of Aggregate Payments is required and the timing and method of any such required reduction in Payments under this Agreement or in any such other Payments otherwise payable by the Company or any of its Affiliates consistent with any such required reduction, shall be made by the Non-Employee Director, including whether any portion of such reduction shall be applied against any cash or any shares of stock of the Company or any other securities or property to which the Non-Employee Director would otherwise have been entitled under this Agreement or under any such other Payments, and whether to waive the right to the acceleration of the Payment due under this Agreement or any portion thereof or under any such other Payments or portions thereof, and all such determinations shall be conclusive and binding on the Company and its Affiliates. To the extent that Payments hereunder or any such other Payments are not paid as a consequence of the limitation contained in this paragraph 7, then the RSUs and Retained Distributions related thereto (to the extent not so accelerated) and such other Payments (to the extent not vested) shall be deemed to remain outstanding and shall be subject to the provisions hereof and of the Plan as if no acceleration or vesting had occurred.

The Company shall promptly pay, upon demand by the Non-Employee Director, all legal fees, court costs, fees of experts and other costs and expenses which the Non-Employee Director incurred in any actual, threatened or contemplated contest of the Non-Employee Director’s interpretation of, or determination under, the provisions of this paragraph 7.

8.	Withholding Taxes.

a)

Obligation to Pay Withholding Taxes. The Non-Employee Director acknowledges and agrees that, regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (the “Tax-Related Items”), the ultimate liability for all Tax-Related Items legally due by the Non-Employee Director (i) is and remains the Non-Employee Director’s responsibility and (ii) may exceed the amount actually withheld by the Company. The Non-Employee Director further agrees and acknowledges that the

Company (x) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting of the RSUs or the subsequent sale of any Shares acquired from vesting of the RSUs, and the receipt of any Dividend Equivalents or Retained Distributions; and (y) do not commit to and are under no obligation to structure the terms of the Award to reduce or eliminate the Non-Employee Director’s liability for Tax-Related Items or achieve any particular tax result. Further, the Non-Employee Director understands and acknowledges that if the Non-Employee Director has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Company’s obligation to deliver the Shares subject to the RSUs or to pay any Dividend Equivalents or Retained Distributions shall be subject to payment of all Tax-Related Items by the Non-Employee Director.

b)	Satisfaction of Company’s Withholding Obligations. At the time any portion of an Award of RSUs, Dividend Equivalent or Retained Distribution relating thereto, becomes taxable to the Non-Employee Director, he or she will be required to pay to the Company any Tax-Related Items due as a result of such taxable event. The Company shall have the right to withhold from any payment in respect of RSUs, transfer of Shares acquired at vesting, or payment made to the Non-Employee Director or to any person hereunder, whether such payment is to be made in cash or in Shares, all Tax-Related Items as shall be required, in the determination of the Company, pursuant to any statute or governmental regulation or ruling. The Non-Employee Director acknowledges and agrees that the Company, in its sole discretion, may satisfy such withholding obligation by any one or a combination of the following methods:

(i)	by requiring the Non-Employee Director to deliver a properly executed notice together with irrevocable instructions to a broker approved by the Company to sell a sufficient number of Shares to generate net proceeds (after commission and fees) equal to the amount required to be withheld and promptly deliver such amount to the Company;

(ii)	by requiring or allowing the Non-Employee Director to pay the amount required to be withheld in cash or by check;

(iii)	by deducting the amount required to be withheld from the Non-Employee Director’s current compensation or other amounts payable to the Non-Employee Director;

(iv)	by allowing the Non-Employee Director to surrender other Shares that (A) in the case of Shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Non-Employee Director for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (B) have a fair market value on the date of surrender equal to the amount required to be withheld;

(v)	by withholding a number of Shares to be issued upon delivery of Shares that have a fair market value equal to the minimum statutory amount required to be withheld;

(vi)	by selling any Shares to the extent required to pay the amount required to be withheld; or

(vii)	by such other means or method as the Committee in its sole discretion and without notice to the Non-Employee Director deems appropriate.

The Company may satisfy its obligation to withhold the Tax-Related Items on Dividend Equivalents and Retained Distributions payable in cash by withholding a sufficient amount from the payment or by such other means as the Committee in its sole discretion and without notice to the Non-Employee Director deems appropriate, including withholding from compensation or other amounts payable to the Non-Employee Director, Shares or cash having a value sufficient to satisfy the withholding obligation for Tax-Related Items.

The Company will not issue any Shares to the Non-Employee Director until the Non-Employee Director satisfies any withholding obligation for Tax-Related Items. If the withholding obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Non-Employee Director shall be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Non-Employee Director’s participation in the Plan.

c)	Compliance with Applicable Laws. The Committee may also require the Non-Employee Director to acknowledge that he or she shall not sell or transfer Shares except in compliance with all applicable laws, and may apply such other restrictions on the sale or transfer of the Shares as it deems appropriate.

9.	Changes in Capitalization and Government and Other Regulations. The Award shall be subject to all of the terms and provisions as provided in this Agreement and in the Plan, which are incorporated by reference herein and made a part hereof, including, without limitation, the provisions of Section 10 of the Plan (generally relating to adjustments to the number of Shares subject to the Award, upon certain changes in capitalization and certain reorganizations and other transactions).

10.	Forfeiture. A breach of any of the foregoing restrictions or a breach of any of the other restrictions, terms and conditions of the Plan or this Agreement, with respect to any of the RSUs or any Dividend Equivalents and Retained Distributions relating thereto, except as waived by the Board or the Committee, will cause a forfeiture of such RSUs and any Dividend Equivalents or Retained Distributions relating thereto.

11.	No Right of Non-Employee Director to Continue to Serve. Nothing contained in the Plan or this Agreement shall confer on any Non-Employee Director any right to continue to serve as a director of the Company.

12.	Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to Time Warner Inc., at One Time Warner Center, New York, NY 10019, attention Director, Global Stock Plans Administration, and to the Non-Employee Director at his or her address, as it is shown on the records of the Company, or in either case to such other address as the Company or the Non-Employee Director, as the case may be, by notice to the other may designate in writing from time to time.

13.	Interpretation and Amendments. The Board and the Committee (to the extent delegated by the Board) have plenary authority to interpret this Agreement and the Plan, to prescribe, amend and rescind rules relating thereto and to make all other determinations in connection with the administration of the Plan. The Board or the Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan, provided that no such amendment shall adversely affect the rights of the Non-Employee Director under this Agreement without his or her consent.

14.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Non-Employee Director and his or her legatees, distributees and personal representatives.

15.	Copy of the Plan. By entering into the Agreement, the Non-Employee Director agrees and acknowledges that he or she has received and read a copy of the Plan.

16.	Governing Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction.

17.	Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action, or other proceeding arising out of or based upon this Agreement.

18.	Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the state courts of the County of New York, State of New York and the jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement. Each of the parties hereto to the extent permitted by applicable law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, action or proceeding in the above-referenced courts is brought in an inconvenient forum, that the venue of such suit, action or proceedings, is improper or that this Agreement may not be enforced in or by such court. Each of the parties hereto hereby consents to service of process by mail at its address to which notices are to be given pursuant to paragraph 12 hereof.

19.	Personal Data. The Company may hold, collect, use, process and transfer, in electronic or other form, certain personal information about the Non-Employee Director for the exclusive purpose of implementing, administering and managing the Non-Employee Director’s participation in the Plan. The Non-Employee Director understands that the following personal information is required for the above named purposes: his/her name, home address and telephone number, office address and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, Company unique ID, title, compensation paid, termination date and reason, tax payer’s identification number, tax equalization code, US Green Card holder status, any shares of stock held in the Company, details of all grants of RSUs (including number of grants, grant dates, vesting type, vesting dates, and any other information regarding RSUs that have been granted, canceled, vested, or forfeited) with respect to the Non-Employee Director, estimated tax withholding rate (if applicable), brokerage account number (if applicable), and brokerage fees (the “Data”). The Non-Employee Director understands that Data may be transferred to third parties assisting the Company in the implementation, administration and management of the Plan, including the brokers approved by the Company, the broker selected by the Non-Employee Director from among such Company-approved brokers (if applicable), tax consultants and the Company’s software providers (the “Data Recipients”). The Non-Employee Director understands that some of these Data Recipients may be located outside the Non-Employee Director’s country of residence, and that the Data Recipient’s country may have different data privacy laws and protections than the Non-Employee Director’s country of residence. The Non-Employee Director understands that the Data Recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Non-Employee Director’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Non-Employee Director’s behalf by a broker or other third party with whom the Non-Employee Director may elect to deposit any Shares acquired pursuant to the Plan. The Non-Employee Director understands that Data will be held only as long as necessary to implement, administer and manage the Non-Employee Director’s participation in the Plan. The Non-Employee Director understands that Data may also be made available to public authorities as required by law, e.g., to the U.S. government. Non-Employee Director understands that the Non-Employee Director may, at any time, review Data and may provide updated Data or corrections to the Data by written notice to the Company. Except to the extent the collection, use, processing or transfer of Data is required by law, the Non-Employee Director may object to the collection, use, processing or transfer of Data by contacting the Company in writing. The Non-Employee Director understands that such objection may affect his/her ability to participate in the Plan. The Non- Employee Director understands that he/she may contact the Company’s Stock Plan Administration to obtain more information on the consequences of such objection.